Exhibit 99.1

Contact: Don Watson (602) 631-7224

CSK Auto Corporation Reports First Quarter 2004 Results; Net Income Increases 72%, Earnings Per Share Up 65% and Same Store Sales Increase 5%

PHOENIX, AZ, June 3, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the first quarter of fiscal 2004.

Financial Results

Sales for the thirteen weeks ended May 2, 2004 (the “first quarter of fiscal 2004”) increased $19.7 million to $397.1 million from $377.4 million for the thirteen weeks ended May 4, 2003 (the “first quarter of fiscal 2003”). Same store sales for the first quarter of fiscal 2004 increased 5.0% compared to the first quarter of fiscal 2003. The sales increases are a result of strong sales in core product categories such as batteries, brakes, shocks and rotating electric parts and our increasing commercial sales. Additionally, sales were positively impacted by our ability to increase our dollar average sale per customer and attract new customers to our stores through our new and innovative product offerings.

Gross profit increased $13.6 million to $188.6 million, or 47.5% of net sales, for the first quarter of fiscal 2004 from $175.0 million, or 46.4% of net sales, for the first quarter of fiscal 2003. The increased gross margin dollars and rate are a result of our continuing efforts to lower the acquisition costs in our core product categories and our ability to acquire our promotional products upon more favorable terms. In addition, we have reduced our store inventory shrinkage through improved store procedures and enhanced inventory control systems.

Operating profit for the first quarter of fiscal 2004 totaled $29.5 million, or 7.4% of net sales, compared to $26.2 million, or 6.9% of net sales, for the first quarter of fiscal 2003. Operating profit was favorably impacted during the first quarter of fiscal 2004 as a result of higher gross margin dollars, which was partially offset by higher incentive payments and benefit costs associated with our employee compensation programs.

Interest expense for the first quarter of fiscal 2004 decreased by $5.6 million to $8.3 million compared to $13.9 million for the same period last year. This reduction is primarily the result of our recent refinancing, which was completed in January 2004, and our improved financial condition, which has reduced our borrowing requirements.

Net income for the first quarter of fiscal 2004 was $13.0 million, or $0.28 per diluted common share, compared to net income of $7.5 million, or $0.17 per diluted common share, for the first quarter of fiscal 2003.

Compared to the first quarter of fiscal 2003, we reduced inventory by approximately $10.4 million, or 2%, while same store sales increased by 5%. Also, net debt (defined as debt less cash and cash equivalents) declined 7% or $36.1 million to $464.9 million from $501.0 million at May 4, 2003. As of May 2, 2004, we had no borrowings under our revolving credit facility.

“We are pleased and encouraged by our first quarter financial results. We achieved a 5% same store sales increase over the same period last year and significantly improved our gross profit year over year,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “The focus of our efforts for the remainder of the fiscal year will be on increasing our gross profit dollars, controlling our costs and maximizing our cash flow.”

Outlook

For the full year, we are forecasting same store sales increases in the range of 3.5% to 4.0%. Assuming we achieve those same store sales increases, we are forecasting increased full year net income of between $67.0 million and $70.0 million, which would result in earnings per diluted common share of between $1.44 and $1.48, assuming approximately 47.0 million diluted shares outstanding. Earnings per diluted common share for the second quarter of fiscal 2004 are expected to be between $0.38 and $0.40. Free cash flow (as defined below) in fiscal year 2004 is expected to be between $80.0 and $85.0 million. We currently expect to use this excess cash primarily to reduce outstanding debt.

Conference Call

In conjunction with this release, the Company will hold a conference call on Friday, June 4, 2004 at 10:00 a.m. (ET) for the investing public. Investors may listen to a simultaneous webcast at www.cskauto.com. Click on “Investors,” then click “Conference Call.” This webcast will be archived for five days. Interested parties may hear a replay of the conference call from 12:00 p. m. (ET) Friday, June 4, 2004 through 5:00 p.m. (ET) Friday, June 4, 2004 by dialing (877) 519-4471, passcode 4800984. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, passcode 4800984.)

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 2, 2004, the Company operated 1,117 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
(in thousands except per share amounts)

	Thirteen Weeks Ended
	May 2,	May 4,
	2004	2003
Net sales	$397,054	$377,449
Cost of sales	208,458	202,425

Gross profit	188,596	175,024
Other costs and expenses:
Operating and administrative	158,745	148,723
Store closing costs	326	93

Operating profit	29,525	26,208
Interest expense, net	8,255	13,936

Income before income taxes	21,270	12,272
Income tax expense	8,317	4,749

Net income	$12,953	$7,523

Basic earnings per share:
Net income	$0.28	$0.17

Shares used in computing per share amounts	46,517	45,149

Diluted earnings per share:
Net income	$0.28	$0.17
Shares used in computing per share amounts	46,885	45,188

	Selected Financial Data
	Thirteen Weeks Ended
	May 2,	May 4,
	2004	2003
Cash	$43,561	$14,868
FIFO inventory	$556,776	$567,163
Accounts payable	$188,079	$181,786
Interest expense, net	$8,255	$13,936
Capital expenditures	$4,352	$622
Availability under revolving credit facility	$113,381	$83,727
Total debt (including current maturities)	$508,490	$515,861
Net debt (total debt less cash)	$464,929	$500,993
EBITDA	$37,889	$34,846
EBITDAR	$66,602	$63,515

We regularly utilize non-GAAP financial measures (“these measures”) such as EBITDA, EBITDAR, free cash flow and net debt. We believe these measures are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use these measures, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. In addition, EBITDA and EBITDAR are used to monitor compliance with certain of our financial covenants under our senior credit facility.

These measures do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. These measures and the associated year-to-year trends should not be considered in isolation. These measures may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using these measures.

EBITDA and EBITDAR are calculated as follows ($ in thousands):

	Thirteen Weeks Ended
	May 2,	May 4,
	2004	2003
Calculation of EBITDA and EBITDAR:
Income before income taxes	$21,270	$12,272
Interest expense, net	8,255	13,936
Depreciation	7,332	7,712
Amortization (net of deferred financing costs)	1,032	926

EBITDA	37,889	34,846

Rent expense	28,713	28,669

EBITDAR	$66,602	$63,515

The items excluded from EBITDA and EBITDAR are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. The presentation is not intended to be a measure of GAAP performance.

EBITDA can be reconciled to net cash provided by operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:

	Thirteen Weeks Ended
	May 2,	May 4,
	2004	2003
EBITDA	$37,889	$34,846
Cash interest payments	(3,575)	(7,400)
Tax refund	775	—
Other non-cash expenses	235	359
Other changes in operating assets and liabilities	(20,663)	(12,118)

Net cash flow provided by operating activities	$14,661	$15,687

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash Flow:

	Thirteen Weeks Ended
	May2,	May 4,
	2004	2003
Net cash provided by operating activities	$14,661	$15,687
Cash paid for capital expenditures	(4,352)	(622)

Free cash flow	10,309	15,065

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:

	May 2,	May 4,
	2004	2003
Total debt (including current maturities)	$508,490	$515,861
Cash and cash equivalents	(43,561)	(14,868)

Net debt	$464,929	$500,993